Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

Exhibit 10.2

October 27, 2025
Mr. William J. Lynn III
[***]

Re:    Transition Separation Plan

Dear Bill:
As previously discussed, you have decided to voluntarily terminate your employment with Leonardo DRS, Inc. (the “Company”). Your employment with the Company will end on or before April 1, 2026 (the “Scheduled Separation Date”).
For clarity, the Company hereby waives the 180-day written notice of retirement requirement outlined in Section 4.7 of your Employment Agreement.
This letter (“Transition Separation Plan” or “TSP”) confirms some of the terms of your decision to retire.
1.    Scheduled Separation Date. Subject to Section 2 below, your last day of work and your employment termination date will be the Scheduled Separation Date.
a)    Work Schedule through December 31, 2025: You will continue working your current full-time, in-office schedule through the end of the year. You agree to execute any documents reasonably necessary to carry out the terms of this TSP and to facilitate an orderly transition of your responsibilities.
b)    Resignation from Officer/Director Roles: As of December 31, 2025, you will resign as an Officer, Director, and/or Board Member of all Company entities, and you agree to sign and return a written resignation from such positions by a date to be determined by the Company.
c)    Work Schedule from January 1 to April 1, 2026: Effective January 1, 2026, you will transition to non-officer employee role with a remote (out-of-office) work schedule and will remain available to support the Company as requested. Unless specifically authorized by Fran Townsend, Lead Independent Director of the Board of Directors, you will not participate in business meetings, financial or board reviews, customer or banker interactions, communications with Leonardo S.p.A., or other similar business activities.

2.    Qualifying Termination Before the Scheduled Separation Date. The Company will not terminate your employment without Cause before the Scheduled Separation Date. If you voluntarily terminate employment before the Scheduled Separation Date, subject to agreement by the Company and Section 6 below, you shall continue to receive payment of your regular wages through the Scheduled Separation Date and the Retirement Benefits described in Section 3 below. The Scheduled Separation Date or the date of your earlier termination in accordance with this Section 2 is referred to as the “Qualifying Termination Date.”
3.    Retirement Benefits. In the event your employment terminates pursuant to Section 1 or Section 2 above and you: (i) comply at all times with this TSP, and (ii) execute (and take no action to revoke) the Release Agreement to be provided on or about the Qualifying Termination Date (see Section 6 below), you shall be eligible to receive those benefits set forth in Section 4.7 of your Employment Agreement:
a)    the Termination Entitlement;
b)    your target award under the ICP for the full fiscal year in which you Retire payable at the same time as ICP awards are paid to other participants;
c)    any time-based restricted stock units granted to you under the Omnibus Plan, but not yet vested, shall continue to vest according to the vesting schedule in the applicable award agreement;
d)    a pro rata portion of any performance-based restricted stock units granted to you under the Omnibus Plan (excluding any Founders Award) shall remain eligible to vest pro rata based on the date your employment terminates, subject to satisfaction of the performance goals set forth in the applicable award agreement, as determined by the Committee;

e)    notwithstanding anything to the contrary in the LTIP, unvested Award Payments (as defined in the LTIP) under the LTIP will continue to vest and remain payable in accordance with the terms of the LTIP; and

f)    reimbursements equal to the monthly premiums pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended for eighteen (18) months, subject to the terms set forth in Section 2.2 of the Company’s Executive Severance Plan.
4.    Termination for Cause. If the Company terminates your employment for Cause before the Scheduled Separation Date, you shall not be eligible for any Retirement Benefits. For purposes of this TSP, “Cause” is defined in Section 4.1 of your Employment Agreement and is made a part hereof as if fully set forth herein.

5.    Other Compensation or Benefits. Other than as set forth in Section 3 above, to the extent applicable, you will not receive any additional compensation, severance or other benefits, with the exception of any benefit (other than a severance type benefit), the right to which has accrued and vested, but remains unpaid, as of the date of termination under the express terms of a written employee benefit plan of the Company.
6.    Release of Claims. You shall not be eligible to receive any payments or other benefits described in this TSP (other than payments pursuant to Section 7 below) unless you first execute and return a Release Agreement with the twenty-one (21) day period following the Qualifying Termination Date and you do not revoke your consent to the Release Agreement within the seven (7) day period following your execution of the Release Agreement. The Release Agreement will also set forth certain post-employment obligations to which you must adhere following the Qualifying Termination Date. A final copy of the Release Agreement will be provided for your consideration and signature on or about the Qualifying Termination Date. Any Release Agreement signed by you before the Qualifying Termination Date shall be deemed null and void and of no force or effect.
7.    Accrued Obligations. Following your last day of employment, you will be paid for accrued, unused vacation hours, if any, based on your base salary in effect as of that time, plus any accrued but unpaid base salary and any unreimbursed business expenses entitled to reimbursement in accordance with Company policies. You are entitled to these payments regardless of whether or not you sign the Release Agreement.
8.    Return of Company Property. As a condition precedent to receipt of any payments or benefits set forth in Section 3 above, you agree to return to or leave with the Company, on or before the Qualifying Termination Date, all Company documents (and all copies thereof) and any other Company Property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers, telephones, credit cards, entry cards, identification badges and keys), and, any materials of any kind that contain or embody any proprietary or confidential information or trade secrets of the Company (and all reproductions thereof in whole or in part). Excluding any device issued or made available to you by the Company, you agree to erase copies of any proprietary or confidential information of the Company contained in any electronic document or e-mail system in your personal possession, custody or control.
9.    Covenants. You acknowledge and agree (a) the Employee Confidentiality and Invention Agreement between you and the Company, (b) the covenants set forth in Section 5 of your Employment Agreement, and (c) any other restrictive covenant agreements entered into between you and the Company are incorporated herein by reference and made a part hereof as if fully set forth herein and that agreement shall survive your termination of your employment.

10.    Tax Matters.
a.    Withholding. The Company may withhold from any and all amounts payable under this Transition Separation Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
b.    Section 409A. This Transition Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Section 7.8 of your Employment Agreement is incorporated herein by reference and made a part hereof as if fully set forth herein.
11.    Miscellaneous. As to the terms set forth herein, this TSP constitutes the complete, final and exclusive embodiment of the terms of your employment between the date of this TSP and your last day of employment and supersedes and replaces any written or oral understanding, promise or agreement, which is not referred to and specifically incorporated in this TSP. This TSP may not be modified or amended except in a writing signed by the Fran Townsend, Lead Independent Director of the Board of Directors , or an authorized designee. This TSP may be executed in any number of counterparts and by facsimile or .pdf, all of which shall constitute one original instrument.

Sincerely,

LEONARDO DRS, INC.:

By:	/s/ Tami Gesiskie
Name:	Tami Gesiskie
Title:	SVP, Human Resources

By my signature below, I confirm I have received a copy of this TSP and agree to comply with the terms and conditions outlined herein.

/s/ William J. Lynn III
William J. Lynn III
Dated:	10/27/2025